Exhibit 99.1

Pono Capital Four, Inc. Announces Pricing of $120,000,000 Initial Public Offering

GRAND CAYMAN, Cayman Islands, March 12, 2026 – Pono Capital Four, Inc. (the “Company”), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company, today announced the pricing of its initial public offering of 12,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one Class A ordinary share and one right (the “Share Right”) to receive one-fifth of one Class A ordinary share at the closing of the Company’s initial business combination. The units are expected to trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbol “PONOU” beginning March 13, 2026. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the rights are expected to be traded on Nasdaq under the symbols “PONO” and “PONOR,” respectively.

D. Boral Capital LLC is acting as sole book-running manager for the offering.

The Company has granted the underwriter a 45-day option to purchase up to an additional 1,800,000 units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on March 16, 2026 subject to customary closing conditions.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 12, 2026. The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, by email at dbccapitalmarkets@dboralcapital.com, or by telephone at +1 (212) 970-5150.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Pono Capital Four, Inc.

Pono Capital Four, Inc. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination. While the Company may pursue a business combination in any sector, the Company will primarily focus on target businesses in the disruptive technology sector. The Company’s management team is led by Dustin Shindo, its Chief Executive Officer and Chairman of the Board of Directors.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Pono Capital Four, Inc., including those set forth in the Risk Factors section of Pono Capital Four, Inc.’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Pono Capital Four, Inc. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Dustin Shindo

Chief Executive Officer

dustin@mehana.com